UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 10, 2022

Enovix Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-39753	85-3174357
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3501 W. Warren Avenue Fremont, California	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (510) 695-2350

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	ENVX	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 10, 2022, Enovix Corporation (the “Company”) announced the appointment of Ajay Marathe as Chief Operating Officer of the Company. Mr. Marathe’s employment as Chief Operating Officer commenced on November 14, 2022.

Previously, Mr. Marathe served as Senior Vice President Operations at Western Digital Technologies, Inc. from October 2021 to August 2021, Chief Operating Officer at Lumileds LLC from November 2011 to October 2021 and Senior Vice President, Operations, at Solaria Corporation from October 2009 to November 2011. Additionally, Mr. Marathe served in various positions at Advanced Micro Devices, Inc. from 1984 to 2007, including Thailand Plant Manager, VP of Operations of the Computation Products group, VP of Operations for all Asian assembly and test and CEO of AMD India LLC.

Pursuant to Mr. Marathe’s offer letter (the “Offer Letter”), Mr. Marathe will receive an annual base salary of $450,000. In addition, Mr. Marathe is eligible for an annual discretionary cash bonus, with a target amount equal to 80% of his base salary, based on the achievement of specific performance goals and subject to the terms and conditions of the Company’s Annual Incentive Plan and the approval of the Company’s Board of Directors.

Pursuant to the Offer Letter and the Company’s 2021 Equity Incentive Plan, the Compensation Committee of the Company’s Board of Directors has granted Mr. Marathe a restricted stock unit award to acquire 833,000 shares of the Company’s common stock (the “RSU Award”) effective as of, and contingent upon the commencement of Mr. Marathe’s employment. 1/5th of the RSU Award will vest after twelve months of Mr. Marathe’s employment, and the remainder shall vest monthly over four years subject to Mr. Marathe’s continuous service to the Company.

If, at least four months after Mr. Marathe commences his employment with the Company, he is terminated by the Company other than for “Cause,” or Mr. Marathe resigns for “Good Reason,” in each case not in connection with a “Change of Control,” provided such termination or resignation constitutes a “Separation from Service” (each capitalized term as defined in the Offer Letter) (either such termination, a “Qualifying Termination”), then subject to Mr. Marathe’s execution and non-revocation of a release of claims in a form provided by the Company, among other conditions, (i) Mr. Marathe will receive cash severance in an amount equal to nine months’ of Mr. Marathe’s base salary in effect as of his separation date, payable in installments commencing on the Company’s first regular payroll date that is more than 60 days following Mr. Marathe’s separation date; (ii) the Company will continue to pay the cost of Mr. Marathe’s health care coverage in effect as of his separation date for a period of nine months either under the Company’s regular health plan (if permitted), or by paying Mr. Marathe’s COBRA premiums, provided that Mr. Marathe does not obtain health care coverage from another source; (iii) Mr. Marathe will receive a pro-rated amount of his target bonus in effect for the year of termination, payable in a lump sum at the same time annual bonuses are paid to other of the Company’s employees; and (iv) the Company shall accelerate the vesting of the number of then-unvested shares subject to Mr. Marathe’s equity awards that would have vested had his employment continued for 18 months following his separation date ((i) through (iv), the “Severance Benefits”).

If, at any time after Mr. Marathe commences his employment with the Company, in the event of a Qualifying Termination that occurs within the three months preceding or the 12 months following the closing of a Change of Control, subject to Mr. Marathe’s execution and non-revocation of a release of claims in a form provided by the Company, among other conditions, (i) Mr. Marathe will be entitled to receive the Severance Benefits and (ii) the Company shall accelerate the vesting of 75% of the then-unvested shares subject to Mr. Marathe’s equity awards (after taking into account the accelerated vesting as provided in part (iv) of the Severance Benefits).

The foregoing description is qualified in its entirety by reference to the Offer Letter, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the period ending January 1, 2023.

Except for the Offer Letter, there is no arrangement or understanding between Mr. Marathe and any other person pursuant to which Mr. Marathe was selected as an officer. Mr. Marathe is not a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. In connection with his appointment, Mr. Marathe will execute the Company’s standard form of indemnification agreement for officers, which was filed as Exhibit 10.20 to the Company’s Annual Report on Form 10-K for the period ending January 2, 2022.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 14, 2022	Enovix Corporation

	By:	/s/ Steffen Pietzke
Steffen Pietzke
Chief Financial Officer